Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 9th day of October, 2006 by and between Golf Galaxy, Inc. (the “Company”) and Randall K. Zanatta (the “Executive”).

WITNESSETH:

WHEREAS, the Company has retained the services of Executive pursuant to the terms of that certain Employment Agreement between Company and Executive dated December 31, 1997 (the “1997 Employment Agreement”);

WHEREAS, the Company desires to amend the terms of Executive’s employment pursuant to the terms of this Agreement; and

WHEREAS, following execution of this Agreement, the 1997 Employment Agreement shall terminate and be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
EMPLOYMENT AND TERM

1.1           EMPLOYMENT.  Upon the terms and subject to the conditions herein contained, the Company hereby employs Executive as President and Chief Executive Officer or in such other capacity as may be determined from time to time by the Board of Directors of the Company (the “Board”), and Executive hereby accepts such employment.

1.2           TERM.  Except as otherwise provided in this Agreement, the term (the “Term”) of this Agreement shall commence as of the date hereof and shall continue until this Agreement is terminated by either party pursuant to the terms hereof.

ARTICLE II.
COMPENSATION

2.1           SALARY.  As compensation for his services to the Company and as compensation for his confidentiality, non-competition and non-solicitation agreement provided in Article 3 of this Agreement, Executive shall receive an annual salary in the amount of Two Hundred Eighty Thousand Dollars ($280,000) (the “Salary”) payable on a pro rata, bi-weekly basis.  The Salary shall be reviewed by the Board on the first business day of each fiscal year occurring during the Term (the “Review Date”), the first such review to take place on March 1, 2007 and the Board may (but shall not be obligated to) increase or decrease said salary as of the Review Date by such amount as the Board deems appropriate.

2.2           BENEFITS.  Except as the Board may otherwise provide, Executive shall be entitled to participate in any retirement savings plan, profit sharing plan, life insurance, health insurance, dental insurance, disability insurance or any other fringe benefit plan which the Company may from time to time make available to its salaried senior executives to the extent that Executive’s age, tenure and title make him eligible to receive those benefits.

Any of such benefits may be modified or withdrawn by the Company in its discretion during the Term to the extent the same are withdrawn or modified or supplemented for other employees similarly situated.

2.3           DISCRETIONARY BONUS.  Executive may from time to time receive a bonus in the sole discretion of the Board.

2.4           PAID TIME OFF.  Executive shall be entitled to twenty (20) days Paid Time Off (PTO) per calendar year, which shall be prorated during any partial year during the Term. Any additional PTO that is unused as of the last day of the calendar year shall be forfeited. Any unused PTO shall be paid to Executive at termination.

2.5           EXPENSES.  The Company shall reimburse Executive for all reasonable expenses properly incurred by Executive in the discharge of his duties hereunder upon production of evidence therefor.

2.6           CELL PHONE.  Executive will be issued a Company-owned cell phone for his business and personal use during the Term of this Agreement.  Executive agrees to immediately discontinue use and return such cell phone upon termination of this Agreement.

ARTICLE III.
DUTIES OF EXECUTIVE

3.1           SERVICES; DUTIES.  Executive shall have the normal duties, responsibilities and authority of a President and Chief Executive Officer, subject to the power of the Board to expand or limit such duties, responsibilities and authority.  Executive shall devote Executive’s full time and best efforts to the business of the Company.  Executive shall perform the duties and obligations required of Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

3.2           CONFIDENTIALITY AND LOYALTY.  Executive acknowledges that, during the course of Executive’s employment Executive will produce and have access to trade secrets, materials, records, data and information not generally available to the public regarding the Company, its customers and affiliates (collectively “Confidential Information”).  Accordingly, during and subsequent to the termination of this Agreement, Executive shall hold in confidence and not , directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent authorized in writing by the Company, or as required by law or any competent administrative agency or as otherwise is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement.  Upon termination of Executive’s employment for any reason, Executive shall promptly deliver to the Company (i) all records, manuals, books, documents, client lists, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of the Company or which relate in any way to the business or practices of the Company, and (ii) all other property of the Company and Confidential Information which in any of these cases are in his possession or under his control.

3.3           NON-COMPETITION AND NON-SOLICITATION.

(a)           In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he has become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that his services have been and shall be of special, unique and extraordinary value to the Company, and therefore, Executive agrees that, during the Term and for a period of eighteen (18) months thereafter (the “Noncompete Period”), he shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any business or organization in the United States, Canada or Mexico that sells or markets golf equipment, apparel, accessories or services directly to consumers, whether through retail or direct marketing channels, including, but not limited to catalogs and the internet (a “Competitive Business”); provided, however, that nothing herein shall prohibit Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming involved with a business or organization for which activities comprising a Competitive Business do not represent  more than $10 million in revenues or more than 10% of such business or organization’s total revenues. If, at the time of enforcement of this Article III, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive acknowledges that the restrictions contained in this Article III are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel

(b)           During the Term and for a period of two (2) years thereafter (the “Non-Solicit Period”), Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the Term or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company).

(c)           In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 3.3(c), the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by Executive of this Article III, the Noncompete Period and the Non-Solicit Period shall be tolled until such breach or violation has been duly cured.

3.4           PATENT AND RELATED MATTERS.

(a)           Disclosure and Assignment.  Executive agrees to promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this Agreement, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as “Developments”).  Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive’s right, title and interest in and to any and all of such Developments.

(b)           Future Developments.  As to any future Developments made by Executive which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this Agreement, but which are claimed for any reason to belong to an entity or person other than the Company, Executive agrees to promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement.

(c)           Limitation on Sections 3.4(a) and (b).  The provisions of Sections 3.4(a) and (b) shall not apply to any Development meeting the following conditions:

(i)            such Development was developed entirely on Executive’s own time;

(ii)           such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

(iii)          such Development does not relate (a) directly to the business of the Company, or (b) to the Company’s actual or demonstrably anticipated research or development; and

(iv)          such Development does not result from any work performed by Executive for the Company.

(d)           Assistance of Executive.  Upon request and without further compensation therefore, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

(e)           Records.  Executive will keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

3.5           UNDERSTANDINGS.  Executive acknowledges and agrees that (a) he has carefully considered the restrictions contained in this Agreement and (b) the restrictions in this Agreement are reasonable and will not unduly restrict him in securing other employment in the event of termination.

3.6           REMEDIES.  Executive agrees and understands that any breach of any of the covenants or agreements set forth in Article III of this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Company may have under this Agreement, Executive consents to the issuance of an injunction by any court of competent jurisdiction in favor of the Company enjoining the breach of any of the aforesaid covenants or agreements.  If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement, the parties agree that the court making such determination shall have the power to reduce or modify the scope and/or duration of such covenant to the extent that allows the maximum scope and/or duration permitted by applicable law.

3.7           SURVIVAL.  The obligations of this Article III shall survive the expiration or termination of this Agreement and/or termination of Executive’s employment for any reason.

ARTICLE IV.
TERMINATION

4.1           TERMINATION FOR CAUSE.  Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate the employment of Executive upon the occurrence of any of the following events (which events shall constitute “Cause” for termination):

(a)           Executive shall commit any breach or violation of any of Executive’s representations or covenants under this Agreement, which breach continues for a period of ten (10) days following notice thereof from the Company (except in the event of a breach of any provision of Article III, which shall require no notice to Executive prior to termination);

(b)           Executive shall willfully and continually fail to substantially perform Executive’s duties with the Company (other than due to incapacity resulting from physical or mental illness) which failure has continued for at least 30 days following receipt by Executive of written notice specifying the failure to substantially perform;

(c)           Executive shall willfully engage in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, which injurious conduct has continued for at least 30 days following Executive’s receipt of written notice specifying the injurious conduct and offering Executive the opportunity to explain the conduct to the Board;

(d)           Executive shall, in the performance of Executive’s duties under this Agreement, engage in any act of misconduct, including misconduct involving moral turpitude, which is injurious to the Company;

(e)           Executive shall violate or willfully refuse to obey the lawful and reasonable instructions of the Board of the Company, provided that such instructions are not in violation of this Agreement;

(f)            Executive shall become disabled during the Term (Executive shall be deemed to be disabled if Executive is eligible to receive disability benefits under any long-term disability plan the Company may then have in effect, or, if no such plan is then in effect, Executive shall be deemed to be disabled if Executive is unable to perform the material functions of his position with the Company, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of ninety (90) consecutive days within any 180-day period);

(g)           Executive shall die during the Term of this Agreement.

An act or failure to act is considered “willful” if done or not done with an absence of good faith and without a reasonable belief that the act or failure to act was in the best interests of the Company.  If the employment of Executive is terminated pursuant to this Section 4.1, such termination shall be effective upon the delivery of notice thereof to Executive, except in the event of the death of Executive, in which case termination shall be effective immediately upon death, and termination pursuant to subsection 4.1(a), (b) or (c) under circumstances in which Executive is entitled to notice of breach (or failure) and an opportunity to cure, in which case termination shall be effective immediately after the notice period if Executive fails to cure the breach or failure to the reasonable satisfaction of the Company.  In the event of termination for “Cause”, Executive shall not be entitled to any severance payments or any other payments under this Agreement.

4.2           TERMINATION BY COMPANY FOR ANY OTHER REASON.

Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate the employment of Executive for any reason, including reasons other than those described in Section 4.1, upon thirty (30) days notice to Executive.  Such termination shall be effective upon the expiration of such 30 day period.  In the event of termination by the

Company for any reason not constituting “Cause” (as defined above), Executive shall be entitled to the severance payments described in Section 4.5 of this Agreement.

4.3           TERMINATION BY EXECUTIVE FOR GOOD REASON.  Notwithstanding anything contained in the Agreement to the contrary, Executive shall have the right to terminate his employment at any time for “Good Reason”.  “Good Reason” shall exist if any of the following events or conditions occurs:

(a)           a material change in Executive’s title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; the assignment of Executive to a position which requires Executive to relocate permanently to a site outside of the Minneapolis-St. Paul metropolitan area; the assignment to Executive of any duties or responsibilities (other than due to a promotion) which are inconsistent with such title, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of employment for Cause, as a result of permanent disability (as determined by Executive’s eligibility to receive disability benefits under any long-term disability plan the Company may then have in effect, as a result of Executive’s death, or by Executive other than for Good Reason; or

(b)           any material breach by the Company of any provision of this Agreement.

In the event of termination of employment by Executive for Good Reason, Executive shall be entitled to the severance payments described in Section 4.5 of this Agreement.

4.4           TERMINATION BY EXECUTIVE.  Executive shall have the right to terminate his employment under this Agreement for any reason.  In the event of termination by Executive for any reason not constituting a termination for “Good Reason” (as defined above), Executive shall not be entitled to any severance payment or any other payments under this Agreement.

4.5           SEVERANCE PAYMENTS.  In the event that Executive’s employment is terminated by the Company for reasons other than Cause, or, in the event that Executive terminates Executive’s employment for Good Reason, the Company shall pay to Executive, within ten (10) days of the date of such termination, the Salary through such date of termination, and, in lieu of any further compensation and benefits under this Agreement, Executive shall be entitled to the following benefits during the “Severance Period” (which Severance Period is defined herein to be the eighteen (18) - month period beginning on the date of such termination of Executive’s employment).

(a)           During the Severance Period, the Company shall continue to pay to Executive the annual base salary payable to Executive at the rate and according to the payment schedule in place immediately prior to the termination of employment subject to federal and state withholding, FICA, FUTA and withholding for all other applicable taxes;

(b)           During the Severance Period, the Company shall continue on behalf of Executive (and Executive’s dependents and beneficiaries), life insurance, disability insurance, medical and dental benefits and any/all other benefits which were being provided to Executive at the time of termination of employment and the expense shall be allocated between the Company and Executive on the same basis as prior to the date of termination of employment.  The benefits provided pursuant to this Section 4.5(b) shall be no less favorable to Executive than the coverage provided to Executive under the plans providing such benefits at the time notice of termination was given to Executive.  The obligation of the Company under this Section 4.5(b) shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent Executive’s benefit plans, in which case the Company may reduce the coverage of any benefit it is required to provide Executive under this Section 4.5(b) as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to Executive, than the coverage required to be provided under this Section 4.5(b).  This Section 4.5(b) shall not be interpreted so as to limit any benefits to which Executive (or Executive’s dependents or beneficiaries) are entitled under any of the Company’s Executive benefit plans, programs or practices following Executive’s date of termination of employment.  The provision of continued benefits to Executive under this Section 4.5(b) shall not deprive Executive of any independent statutory right to continue benefits coverage pursuant to Sections 601 through 606 of Executive Retirement Income Security Act of 1974, as amended; and

(c)           For the Company’s fiscal year in which Executive’s employment is terminated, the Company shall pay Executive such bonus, if any, equal to the amount found by multiplying (x) the lesser of (i) such amounts as Executive would have received based on the Company’s actual results pursuant to any bonus plan in effect during such fiscal year and (ii) such amounts as Executive would have received based on the Company’s achieving 100% of its financial targets as reflected in such bonus plan (in each case as though Executive had been employed the full fiscal year) by (y) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of Executive’s termination and the denominator of which is 365.  All bonuses payable pursuant to this subsection (c) shall be payable to Executive at such time as bonuses for such period are paid to Company employees under such bonus plan generally.

(d)           In the event Executive is entitled to severance benefits, all of Executive’s rights to exercise option(s) granted under the Company’s stock option plan and held by Executive upon termination of employment shall immediately vest resulting in these option(s) becoming immediately exercisable for the period specified in the section of the respective option(s) relating to vesting of options in the event of termination of employment, or, if no period is so specified, then for six months, after which time the option(s) shall expire.

(e)           Notwithstanding anything contained in this Agreement to the contrary, Executive shall be entitled to the severance pay and benefits described in this Section 4.5 only if (i) on or within thirty (30) days following Executive’s last date of employment Employee signs and does not rescind a Release Agreement in a form prepared by the Company, to include but not be limited to a comprehensive release of all legal claims by Executive in favor of the Company, (ii) Executive fully complies with his confidentiality obligations under Section 3.2 herein, (iii) Executive fully complies with his non-competition and non-inducement obligations under Section 3.3 herein, and (iv) Executive fully complies with his disclosure and assignment obligations under Section 3.4 herein.  Executive further understands and agrees that if he does not sign the required Release Agreement, if he rescinds the required Release Agreement after signing, or if he does not fully comply with the confidentiality, non-competition, non-inducement, and/or disclosure and assignment requirements of Sections 3.2, 3.3 and 3.4 herein, he will not be entitled to the severance pay or benefits described in Section 4.5 and will be obligated to return any severance pay and/or benefits already received.

4.6           PAYMENT OF COMPENSATION.  Notwithstanding anything in this Agreement or elsewhere to the contrary:

(a)           If payment or provision of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax.  In the event this Article IV requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.

(b)           If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

4.7           SURVIVING RIGHTS.  Notwithstanding the termination of Executive’s employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

ARTICLE V.
SETTLEMENT BY ARBITRATION

5.1           ARBITRATION.  The Company and Executive agree that any claim or controversy arising out of or relating to this Agreement, including but not limited to the making of it or the alleged breach of it, and any alleged violation of any right created by statute, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such claim or controversy.  If, notwithstanding, such claim or controversy cannot be resolved, the Company and Executive agree that any claim or controversy will be settled by arbitration in the City of Minneapolis, Minnesota, in accordance with the provisions of this Agreement, and the arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The award rendered pursuant to such arbitration shall be final, binding and conclusive as to the Company and Executive, and judgment upon such award may be entered without notice and enforced in any court having jurisdiction.  Costs of arbitration (excluding the costs of each party’s own counsel or advisors) shall be borne equally by the Company and Executive.  Notwithstanding the foregoing, the Company shall have the right to submit any claim against Executive arising out of any provision of Article III hereof to any court of competent jurisdiction in Hennepin County, Minnesota, in lieu of seeking arbitration pursuant to this Section.

ARTICLE VI.
GENERAL PROVISIONS

6.1           NOTICES.  All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	If to the Company, to:	Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, MN 55344
ATTN: President]

(b)	If to Executive, to:	Randall K. Zanatta
4721 White Oak Court
Eagan, Minnesota 55122

6.2           NO CONFLICTION OBLIGATIONS.  Executive represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

6.3           WAIVER, MODIFICATION OR AMENDMENT.  No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment.  Any waiver by any party of any default of the other shall not affect or impair any right arising from any subsequent default.  Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as set forth above.

6.4           ENTIRE AGREEMENT.  This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided that the parties acknowledge that they have also entered into a retention agreement of even date herewith and that, pursuant to Section 2(b)(iv) of such agreement, the severance payments and/or benefits shall be reduced in a dollar-for-dollar basis by the severance payments and/or benefits provided hereunder, it being the intention of the parties hereto that Executive shall only be entitled to receive “one” set of severance payments and benefits under any circumstances.

6.5           INTERPRETATION.  The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

6.6           GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to its principles of conflict of laws.

6.7           ASSIGNMENT.  Executive acknowledges that Executive’s services are unique and personal.  Accordingly, Executive may not assign Executive’s rights or delegate Executive’s duties or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Company and any successor or permitted assignee, and may be assigned by the Company to any purchaser of all or substantially all of the Company’s business or assets (by merger, sale of assets, consolidation, acquisition of stock or otherwise) without the consent of Executive, and may otherwise be assigned by the Company only with Executive’s consent.

6.8           CAPTIONS AND HEADINGS.  The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions thereof

6.9           TERMINATION OF 1997 EMPLOYMENT AGREEMENT. Effective the date of this Agreement, the 1997 Employment Agreement shall terminate and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

GOLF GALAXY, INC.

By:	/s/ GREGORY B. MAANUM
	Its:	Chief Operating Officer

EXECUTIVE:

/s/ RANDALL K. ZANATTA
Randall K. Zanatta